Neurogen Corporation
For Immediate Release	Contact:
Tom Pitler
Neurogen Corp.
203-315-3046
tpitler@nrgn.com

NEUROGEN CORPORATION ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS
AND UPDATES OPERATIONS

--Announces Agreement to Sell Real Estate and Aplindore RLS Study Top Line Interim Results

Branford, CT, November 6, 2009 — Neurogen Corporation (NASDAQ: NRGN), a drug development company historically focused on drugs for psychiatric and neurological disorders, today announced financial and operating results for the quarter ended September 30, 2009.  The Company also announced its analysis of results from a previously suspended Phase 2 study of aplindore in Restless Legs Syndrome (RLS) and that it has entered into an agreement to sell all real estate owned by the Company.

Stephen R. Davis, President and CEO said, "While we saw indications of efficacy in the RLS study of aplindore, our analysis of both efficacy and tolerability - when considered in the context of observations from similar clinical studies with drugs currently on the market - suggest the partial agonist profile of aplindore would not be differentiated from the full agonists which either are or will be generic by the time aplindore could be launched.”

Mr. Davis continued, “We are pleased to have recently entered into an agreement to sell our real estate at a price higher than we previously estimated and to have concluded the third quarter with financial results in line with our expectations.”

As previously announced, the Company has signed a merger agreement with Ligand Pharmaceuticals, Inc. (“Ligand”) pursuant to which the Company will become a wholly-owned subsidiary of Ligand.  The Company expects the merger to close during the fourth quarter of 2009, subject to receipt of Company shareholder approval and the satisfaction of other customary closing conditions.  In the merger, Company shareholders are entitled to receive shares of Ligand common stock with an aggregate market value of up to approximately $11.0 million, as adjusted for the Company’s net cash position shortly before the shareholder special meeting and subject to a share cap of 4,200,000 shares, which, if not waived by Ligand, would cause Company shareholders to receive less than $11.0 million in Ligand stock.  Company shareholders also will receive four Contingent Value Rights (“CVRs”) in the merger under applicable CVR agreements, which would entitle Company shareholders to the net proceeds from the sale or licensing of certain Company assets, including its aplindore program and real estate holdings, and the achievement of a specified clinical milestone.  The Company expects to send to Company shareholders a proxy statement/prospectus in connection with the merger in the near future, which will contain additional information regarding the merger.

Facilities Sale

Neurogen also announced today that it has entered into an agreement with a commercial real estate developer to sell the Company’s real estate holdings, including all laboratory and office facilities, for a gross selling price of $3.5 million.  Neurogen expects to realize approximately $3.1 million in net proceeds upon closing of the deal which, subject to the satisfaction of customary closing conditions, is expected to occur in the first quarter of 2010.  Net proceeds from the sale of Neurogen’s real estate will be eligible for payment to Neurogen’s stockholders through a Contingent Value Right to be issued upon the closing of Neurogen’s pending and previously announced merger into Ligand.

Aplindore

This Phase 2 RLS study was a randomized, placebo-controlled, double-blind, multi-center, parallel-group study designed to assess the efficacy, safety and tolerability of multiple doses of aplindore compared to placebo. The 5 treatment groups in the study were aplindore 0.05 mg, 0.1 mg, 0.25 mg, 0.5 mg and placebo, and subjects received a total of 4 weeks of treatment.  The lowest doses (0.05 mg and 0.1 mg) were not titrated, while the higher doses were titrated over 4 days (0.25 mg) and 7 days (0.5 mg).  The 0.5 mg treatment group was discontinued after approximately 2 months of enrollment.  Enrollment of patients in the study was suspended after randomization of 60% of the planned 195 subjects. The primary efficacy endpoint was the mean change in the International Restless Legs Syndrome Rating Scale (IRLS) from baseline. In this study, aplindore achieved statistically significant results versus placebo overall and at the 0.05 mg and 0.25 mg doses, but not at the 0.1 mg dose. In this study, aplindore was well tolerated at the lower doses.

The study enrolled 118 subjects with moderate-to-severe RLS. The Modified Intent to Treat (mITT) population was 116 subjects with 14 early terminations, of which 6 were due to aplindore-related adverse events.  Eighteen subjects received the discontinued 0.5 mg dose.  These subjects were not included in the efficacy analysis, but were included in the safety population.  The primary outcome (IRLS) showed a statistically significant improvement overall (ANCOVA p=0.0355) with statistically significant pairwise comparisons to placebo for the 0.05 mg dose (-5.8; p=0.0168) and the 0.25 mg dose (-6.3; p=0.0097).  The 0.1 mg dose showed a lower numeric improvement over placebo (-3.1; p=0.2025), which did not reach statistical significance, resulting in a “V”-shaped dose-response curve. The most common adverse events included nausea, somnolence, headache, and fatigue.  The incidence of these events in the non-titrated doses was considered comparable to or higher than those reported with the dopamine full agonists currently on the market.  In a single subject there were two Serious Adverse Events (“SAE’s”).  Neither SAE was considered to be drug-related.

Neurogen also suspended, earlier this year, a Phase 2 study of aplindore in Parkinson’s disease.  Due to the fact that at the time of suspending enrollment in that study only nine of an expected 169 Parkinson’s patients were enrolled, no analysis of that partial study will be performed.

Financial Results

On a GAAP basis, including non-recurring matters, Neurogen recognized a net loss attributable to common stockholders for the third quarter of 2009 of $1.9 million, or $0.03 per share as compared to a GAAP net loss attributable to common stockholders for the third quarter of 2008 of $31.7 million, or $0.52 per share.  On a non-GAAP basis, excluding non-recurring credits relating to restructuring of workforce and the adjustments to fair value of certain assets, net loss for the third quarter of 2009 totaled $2.4 million, or $0.03 per share on 69.0 million weighted shares outstanding as compared to a non-GAAP net loss during the third quarter of 2008 of $8.1 million, or $0.13 per share on 61.1 million weighted average shares outstanding.

Research and development expenses for the third quarter of 2009 decreased to $1.0 million from $6.3 million in the comparable period of 2008. The decrease in R&D expenses for the quarter was due primarily to decreased spending in Neurogen’s clinical and preclinical drug development programs as well as the 2008 and 2009 restructuring of the Company’s workforce.

General and administrative expenses for the third quarter of 2009 decreased to $1.6 million from $2.0 million for the comparable period of 2008.  The decrease for the quarter was due primarily to the smaller employee base in 2009 versus 2008.

Neurogen’s cash and marketable securities as of September 30, 2009 totaled $15.3 million.  Total liabilities at September 30, 2009 were $6.2 million.

Non-recurring matters
There was a $0.4 million credit to asset impairment expense for the third quarter of 2009, compared to a $3.2 million change for the third quarter of 2008.  The 2009 credit was a result of the signing of the facilities agreement announced above while the asset impairment charges in 2008 were associated with writing down the book value of facilities and equipment associated with previous research and development activities.  Neurogen recorded an immaterial credit to restructuring of workforce charges in the third quarters of 2009 and 2008.  Restructuring of workforce credits in each period result from actual expenses paid being lower than those estimated and expensed in prior quarters.

Webcast
Neurogen will host a conference call and webcast to discuss third quarter results at 8:30 a.m. EST today, November 6, 2009.  The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there.  A replay of the call will be available after 8:00 p.m. EDT on November 6, 2009 and accessible through the close of business, November 13, 2009. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 65972464.

About Neurogen
Neurogen Corporation is a drug development company historically focusing on small-molecule drugs to improve the lives of patients suffering from psychiatric and neurological disorders with significant unmet medical need. Neurogen has conducted its drug development independently and, when advantageous, collaborated with world-class pharmaceutical companies to access additional resources and expertise.

Statement Regarding Adjusted (Non-GAAP) Financial Information
In addition to disclosing financial results calculated in accordance with GAAP, the Company has included certain adjusted financial results.  Reconciliations between GAAP and adjusted earnings for the three and nine months ended September 30, 2009 and 2008 are provided in the table below. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the three and nine months ended September 30, 2009 as compared to the three and nine months ended September 30, 2008 because the adjustments between GAAP and adjusted earnings provide information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results.  The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes.  The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from and therefore may not be comparable to similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the three and nine months ended September 30, 2009 and 2008: (1) restructuring of the Company’s workforce that resulted in small credits in each three-month period and additional expense in each nine-month period, (2) asset impairment credits and charges associated with adjusting the value of certain of our facilities and certain related equipment associated with discontinued research and development activities, and (3) the sale of certain non-core patent estates. See the table below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations between GAAP and Non-GAAP earnings for the three and nine months ended September 30, 2009 and 2008 are provided in the following table:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	[in thousands except per share amounts] (unaudited)
Net loss attributable to common stockholders (GAAP)	$(1,943)	$(31,740)	$(20,290)	$(60,099)
Sale of patent estate	-	-	(2,650)	-
Restructuring of workforce	(3)	(20)	2,674	5,110
Asset impairment charges	(410)	3,173	8,766	10,373
Gain on warrants to purchase common stock	-	(4,746)	-	(16,700)
Deemed preferred dividends	-	25,213	-	30,620
Adjusted net loss (Non- GAAP)	$(2,356)	$(8,120)	$(11,500)	$(30,696)
Basic and diluted loss per share attributable to common stockholders (GAAP)	$(0.03)	$(0.52)	$(0.30)	$(1.24)
Basic and diluted loss per share (Non-GAAP)	$(0.03)	$(0.13)	$(0.17)	$(0.63)
Shares used in calc of loss per share: Basic and Diluted	68,974	61,116	68,653	48,451

Safe Harbor Statement
This release contains forward-looking statements that involve risks and uncertainties. Neurogen cautions readers that any forward-looking information is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. Words such as "expect," "estimate," "project," "potential," and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, the expected timing of closing the merger, statements about the benefits of the transaction between Ligand and Neurogen, including future financial and operating results, expected cash balance of the combined entity as of the closing, the 2010 pro forma operating cash burn rate, the possibility of payments being made under the CVR agreements, the combined entity’s plans, objectives, expectations and intentions and other statements that are not historical facts. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the risks that Merck may not advance the VR1 program successfully; the risk that Neurogen’s real estate or the Aplindore program may not be sold and that the conditions of the H3 and Merck CVR’s may not be met in order to produce proceeds for the CVR holders; the anticipated synergies and benefits from the transaction may not be fully realized or may take longer to realize than expected; failure of Neurogen’s shareholders to approve the merger; Ligand’s or Neurogen’s inability to satisfy the conditions of the merger, or that the merger is otherwise delayed or ultimately not consummated; Neurogen product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; and positive results in clinical trials may not be sufficient to obtain FDA approval. There can be no assurance that any product in Ligand’s, Neurogen’s or the projected combined company’s product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate. Additional important factors that may affect future results are detailed in Ligand’s and Neurogen’s filings with the Securities and Exchange Commission (the "SEC"), including each company’s recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. In addition, such forward-looking statements include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of Neurogen’s drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of Neurogen's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, Neurogen’s ability to retain key employees for the plans described above, sufficiency of cash to complete the plans described above, Neurogen’s ability to continue as a going concern, and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

Additional Information and Where to Find it
Ligand has filed with the SEC a Registration Statement on Form S-4, which included a proxy statement of Neurogen and other relevant materials in connection with the proposed merger. The proxy statement, which also constitutes a Ligand prospectus, will be mailed to Neurogen shareholders. Neurogen shareholders are urged to read the proxy statement and the other relevant materials because they will contain important information about Ligand, Neurogen and the proposed merger. The proxy statement and other relevant materials, and any other documents filed by Ligand or Neurogen with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, Neurogen shareholders may obtain free copies of the documents filed with the SEC by Ligand by going to the Investor Relations page on Ligand’s corporate website at www.ligand.com, and free copies of the documents filed with the SEC by Neurogen by going to the Investor Relations page on Neurogen’s corporate website at www.neurogen.com. Neurogen shareholders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

Neurogen and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Neurogen shareholders in favor of the proposed merger. Information about Neurogen’s executive officers and directors and their ownership of Neurogen common stock is set forth in Neurogen’s amended annual report on Form 10-K filed with the SEC on April 30, 2009. Neurogen shareholders may obtain more detailed information regarding the direct and indirect interests of Neurogen and its executive officers and directors in the merger by reading the proxy statement regarding the merger, which has been filed with the SEC and will be mailed to Neurogen shareholders.

(Financial Tables Follow)

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months ended September 30, 2009	Three Months ended September 30, 2008	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008

Operating revenues:
Sale of patent estate	$-	$-	$2,650	$-
Total operating revenues	-	-	2,650	-

Operating expenses:
Research and development	959	6,277	7,010	26,326
General and administrative	1,567	1,987	4,881	4,906
Restructuring of workforce	(3)	(20)	2,674	5,110
Asset impairment charges	(410)	3,173	8,766	10,373
Total operating expenses	2,113	11,417	23,331	46,715
Operating loss	(2,113)	(11,417)	(20,681)	(46,715)

Gain on warrants to purchase common stock	-	4,746	-	16,700
Other income, net	165	121	341	467
Total other income, net	165	4,867	341	17,167
Tax benefit	5	23	50	69
Net loss	(1,943)	(6,527)	(20,290)	(29,479)
Deemed preferred dividends	-	(25,213)	-	(30,620)
Net loss attributable to common stockholders	$(1,943)	$(31,740)	$(20,290)	$(60,099)

Basic and diluted loss per share attributable to common stockholders	$(0.03)	$(0.52)	$(0.30)	$(1.24)
Shares used in calculation of loss per share attributable to common stockholders:
Basic and diluted	68,974	61,116	68,653	48,451

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$15,312	$24,106
Marketable securities	-	6,967
Total cash and marketable securities	15,312	31,073
Receivables from corporate partners	-	61
Assets held for sale	3,170	5,108
Other current assets, net	773	1,394
Total current assets	19,255	37,636
Restricted cash	121	-
Net property, plant and equipment	5	7,102
Other assets, net	-	30
Total assets	$19,381	$44,768

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,216	$4,555
Current portion of loans payable	353	4,692
Total current liabilities	3,569	9,247
Long term liabilities:
Tenant Security Deposit	121
Loans payable, net of current portion	2,540	2,807
Total liabilities	6,230	12,054
Total stockholders’ equity	13,151	32,714
Total liabilities and stockholders’ equity	$19,381	$44,768

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